Exhibit 99.1

Ivanhoe Energy Reports First Quarter 2014 Financial Results

Note:  All figures are quoted in U.S. dollars unless otherwise noted.

CALGARY, May 12, 2014 /CNW/ - Ivanhoe Energy Inc. (TSX: IE; NASDAQ: IVAN) today reported its financial results for the first quarter of 2014.

First Quarter Financial Summary

Ivanhoe Energy filed its quarterly financial report on Form 10-Q with the U.S. Securities and Exchange Commission and its interim financial statements with the Canadian Securities Administrators for the quarter ended March 31, 2014.

	Three months ended Mar. 31,
(US$000s, except per share amounts) (unaudited)	2014	2013

Net loss from continuing operations	(7,880)	(11,975)
Net loss per share, from continuing operations*	(0.07)	(0.09)

Net cash used in operating activities	(8,744)	(18,586)

Capital investments	1,003	7,533

Cash and cash equivalents (end of period)	13,611	61,980
Restricted cash	500	500

* Basic and diluted

The Company posted a net loss from continuing operations for the period ended March 31, 2014 of $7.9 million, which is $4.1 million lower compared to a net loss from continuing operations of $12.0 million incurred in the same period of 2013. This decrease is primarily related to a $5.4 million decrease in general and administrative (G&A) expenses and a $0.7 million increase in foreign currency exchange gains.

Net Cash Used in Operating Activities

Net cash used in operating activities in the first quarter of 2014 was $8.7 million, which was $9.9 million lower compared to the net cash used in operating activities of $18.6 million in the first quarter of 2013. The decrease was primarily due to $5.1 million less in cash G&A expenses, which are explained below.  The remaining variance includes $3.9 million for transaction and other closing costs that had been part of the 2013 results related to the discontinued operations in China and $0.9 million for other net changes impacting operating activities.

General and Administrative Expenses

The Company incurred G&A expenses of $7.3 million in the first quarter of 2014, which was $5.4 million lower compared to the $12.7 million incurred in the same period of 2013. The decrease is primarily due to $1.2 million in savings due to no management bonuses, $1.2 million less spent on legal fees, $1.0 million less on human resource related costs and $2.0 million less on business expenses and other G&A related items. The Company continues to restructure the business to further reduce G&A spending.

Capital Resources

At March 31, 2014, Ivanhoe Energy had approximately $13.6 million in cash and cash equivalents. The Company continues its efforts to significantly reduce G&A spending and is pursuing new funds through potential asset divestiture, strategic alliances and raising new capital.

During the first quarter of 2014 Ivanhoe Energy applied to the NASDAQ stock exchange for an additional compliance period of 180 days to regain compliance of the minimum bid price requirement. This extension was granted and will expire on September 2, 2014.

Heavy-to-Light (HTL)

Ivanhoe Energy is confident that HTL is ready to be deployed at a commercial scale. The Company's extensive technical and business modelling work over the last 12-18 months provides support to our current business development efforts in Colombia, Mexico, the Middle East and North America.

Project Highlights

Tamarack - Canada

Ivanhoe suspended activity on its current Tamarack oil sands project application but is considering a few avenues to extract value from the Tamarack lease. One such avenue involves using new technologies.  By working collaboratively with the Alberta Energy Regulator the Company expects to shorten the time required to receive approval for a smaller scale project.

Block 20 - Ecuador

Ivanhoe Energy continues to make progress in its discussions with the Ecuadorian Government and the potential partner. The Company remains optimistic about finalizing the new consortium contract.

Ivanhoe Energy is an independent international heavy oil exploration and development company focused on pursuing long-term growth in its reserves and production using advanced technologies, including its proprietary heavy oil upgrading process (HTL®). Core operations are in Canada, United States, and Ecuador, with business development opportunities worldwide. Ivanhoe Energy trades on the Toronto Stock Exchange with the ticker symbol IE and on the NASDAQ Capital Market with the ticker symbol IVAN. For more information about Ivanhoe Energy Inc. please visit www.ivanhoeenergy.com.

FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements, including forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include, but are not limited to the potential for commercialization and future application of the heavy oil upgrading technology and other technologies, statements relating to the continued advancement of Ivanhoe Energy's projects, statements relating to the timing and amount of proceeds of agreed upon and contemplated disposition transactions, statements relating to anticipated capital expenditures,  statements relating to the timing and success of regulatory review applications, and other statements which are not historical facts. When used in this document, the words such as "could," "plan," "estimate," "expect," "intend," "may," "potential," "should," and similar expressions relating to matters that are not historical facts are forward-looking statements.  Although Ivanhoe Energy believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements.  Important factors that could cause actual results to differ from these forward-looking statements include the potential that the Company's projects will experience technological and mechanical problems, new product development will not proceed as planned, the HTL® technology to upgrade bitumen and heavy oil may not be commercially viable, geological conditions in reservoirs may not result in commercial levels of oil and gas production, the availability of drilling rigs and other support services, uncertainties about the estimates of reserves, the risk associated with doing business in foreign countries, environmental risks, changes in product prices, our ability to raise capital as and when required, our ability to complete agreed upon and planned asset dispositions, competition and other risks disclosed in Ivanhoe Energy's 2013 Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on EDGAR and the Canadian Securities Commissions on SEDAR.

SOURCE Ivanhoe Energy Inc.

%CIK: 0001106935

For further information:

Ivanhoe Energy
Hilary McMeekin
Manager, Corporate Communications
(403) 817 1108
hmcmeekin@ivanhoeenergy.com

CO: Ivanhoe Energy Inc.

CNW 09:13e 12-MAY-14